EXHIBIT 99.2
                               JOINT PRESS RELEASE

                                                    FOR RELEASE JANUARY 29, 2007

             NBOG BANCORPORATION, INC. ANNOUNCES INFUSION OF CAPITAL

Alpharetta and Gainesville, GA, January 25, 2007 - NBOG Bancorporation, Inc., the Gainesville-based parent of The National Bank of Gainesville, and William R. Blanton announced today the signing of a definitive agreement under which Mr. Blanton will purchase newly issued shares of NBOG.

Under terms of the agreement, Mr. Blanton will purchase the securities in a cash transaction, and will also receive a warrant to purchase additional shares of NBOG's common stock. The transaction is subject to regulatory approval and other customary closing conditions and is expected to close in the first quarter of 2007.

"I am pleased to announce the infusion of additional capital," said R. Allen Smith, President and CEO of NBOG. "The additional capital will allow NBOG and The National Bank of Gainesville to continue providing customers with access to a full array of banking products and services."

"I look forward to working with NBOG and The National Bank of Gainesville on implementing their business strategies and serving their customers," said Mr. Blanton. Mr. Blanton has 35 years of banking experience, the past 20 of which have been with banks in the North Atlanta market. Most recently he was with First Capital Bank where he served in various capacities including President from 1989 until its recent sale. During his time with First Capital, the bank's assets grew from $30 million to $700 million.

NBOG Bancorporation, Inc., is the parent company of The National Bank of Gainesville, located in Gainesville, Georgia. The National Bank of Gainesville is a community bank focused on serving the needs of Gainesville and Hall County.

Stevens & Company served as NBOG's financial advisor.

FIG Partners, LLC served as Mr. Blanton's financial advisor and Nelson Mullins Riley & Scarborough LLP served as Mr. Blanton's legal advisors.

Contact: NBOG Bancorporation, R. Allen Smith, (770) 297-8060

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including certain plans, expectations, and goals, including statements about the implementation of NBOG's strategies and the consummation of the definitive agreement, all of which are subject to risk and uncertainty. All forward-looking statements included in this press release are based on information available at the time of the release. NBOG and Mr. Blanton assume no obligation to update any forward-looking statement contained herein.